                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT (hereinafter the Agreement) is made, executed and entered into on this 30th day of October, 1997 by and between Dayhill Corporation, a California corporation (hereinafter "Dayhill"), DAYHILL ACQUISITION CORP., a Delaware corporation (hereinafter "Acquisition") and MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (hereinafter "Medical Action").

                                   WITNESSETH:

         WHEREAS, Dayhill is engaged in the business of marketing a variety of specialty packaging products described in Exhibit "A" attached hereto (hereinafter the "Products"); and

         WHEREAS, Acquisition wishes to purchase or acquire from Dayhill and Dayhill wishes to sell, assign and transfer to Acquisition, certain selected assets and properties held in connection with, necessary for, or material to the business and operations of Dayhill, upon the basis of representations and warranties of Dayhill, subject to the exceptions set forth in the disclosure schedule (hereinafter the "Schedule").

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

         1.       Transfer of Dayhill Assets.

                  (a) Dayhill shall transfer and deliver to Acquisition and Acquisition shall receive from Dayhill, free from all liabilities and encumbrances (except as to those assigned to and assumed by Acquisition as specified in Exhibit "C" attached hereto), certain of Dayhill's assets, owned and operated by Dayhill (hereinafter the "Assets") at the business premises located at 1938 E. Pomona Street, Santa Ana, California 92705 (hereinafter the "Premises"), more particularly described as follows:

                  (i) All know-how, technology, formulae, trade secrets, processes and confidential information regarding manufacture, production, quality control and government registrations and documentation of those certain Products, and patent documentation for the Products;

                  (ii) All related marketing materials and brochures, advertising rights and customer lists;

                  (iii) All fixtures, furniture, business equipment and all other tangible personal property of Dayhill used to market and distribute the Products and product lists sold herein, all as more specifically described in Schedule 1 attached hereto;

                  (iv) Dayhill's rights under or to all contracts, licenses, leases, governmental permits, and arrangements, if transferrable, and other agreements, including without limitation any right to receive payment for Products sold and to receive goods and services, pursuant to such agreements;

                  (v) Dayhill's rights to the name "Dayhill", and all other trade names, trademarks, copyrights and patents which it owns or uses in connection with the business;

                  (vi) An assignment of Dayhill's rights, title and interest as lessee under the lease of the Premises, a copy of which is attached hereto as Exhibit "B";

                  (vii) All inventory, raw materials, work-in-process, packaging materials, and finished goods of Dayhill on hand at the Premises on the date of closing, all as more specifically described in Schedule 2 attached hereto; and

                  (viii) All cash, notes, certificates of deposit, marketable securities, other evidences of indebtedness, and accounts receivable as of the date of closing; and

                  (ix) All credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items.

         (b) Excluded Assets. Dayhill assets not subject to transfer under Paragraph 1(a) above, including the following:

                  (i) Dayhill corporate records, minute books, stock transfer records, etc.;

                  (ii) Rights and interest obtained pursuant to the terms of this Agreement; and

                  (iii) The assets listed on Schedule 3.

         2. No Assumption of Dayhill's Liabilities by Acquisition. It is specifically acknowledged by Dayhill that Acquisition shall not, except as set forth in Exhibit "C" and by reference made a part hereof, be responsible for the payment of any debts, liens, causes of action, obligations and other liabilities arising or incurred in connection with the operation of the Dayhill business up to and including the date of closing. Dayhill agrees to hold Acquisition harmless from the claims of creditors with respect to all debts, loans, causes of action, obligations and liabilities of Dayhill (other than those assigned and assumed by Acquisition on Exhibit "C") relating to its business prior to the closing date.

         3. Purchase Price. In reliance upon the representations and warranties of Dayhill contained herein, and subject to the conditions set forth in this Agreement, Medical Action hereby agrees to purchase the Assets of Dayhill for a total purchase price of $30,176.93, by way of check on the date of closing, and to assume the liabilities as provided in Exhibit "C".

         4. Dayhill represents and warrants to, and agrees with, Acquisition and Medical Action as follows:

                  (a) Organization of Dayhill. Dayhill is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California with full corporate power and authority to own its properties and to conduct its business as now conducted. Dayhill is duly qualified to do business as a foreign corporation in good standing in all jurisdictions where the nature of its assets or business requires such qualification and such jurisdictions are listed in Part A of the Schedule. Dayhill does not own, directly or indirectly, shares of capital stock in any corporation. The Certificate of Incorporation and the By-Laws of Dayhill, heretofore delivered by Dayhill to Acquisition, are complete and correct and contain all amendments thereto.

                  (b) Authority of Dayhill. Dayhill has the corporate power to enter into this Agreement and to carry out the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly approved and authorized by the board of Directors of Dayhill and has been unanimously approved by its stockholders; except for the adoption of this Agreement and approval of the transactions contemplated hereby by its stockholders, no other corporate acts or proceedings on the part of Dayhill are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Dayhill enforceable against Dayhill in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity. Except as set forth in Part B of the Schedule, the execution and delivery of this Agreement by Dayhill does not, and the consummation of the transactions contemplated hereby will not, violate or constitute a default under (i) any provision of the Certificate of Incorporation or By-Laws of Dayhill, (ii) any provision of (or result in acceleration of any obligation under) any mortgage, note, lien, lease, agreement, instrument, arbitration award, judgment or decree to which Dayhill is a party or by which Dayhill is subject or (iii) any laws of the United States or any state or jurisdiction in which Dayhill conducts business.

                  (c) Capitalization. The authorized capital stock of Dayhill consists of shares of Common Stock. As of the date hereof, 196,078 shares of Common Stock of Dayhill are validly issued and outstanding, fully paid and nonassessable, and no Dayhill Shares were held in the treasury of Dayhill. As of the date hereof, no Dayhill Shares were reserved for issuance pursuant to options granted by Dayhill and no Dayhill Shares were reserved for issuance pursuant to outstanding warrants. As of the date hereof, Dayhill has no commitments to issue or sell any shares of its capital sock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Dayhill any shares of capital stock of Dayhill and no securities or obligations evidencing any such rights are outstanding.

                  (d) Consents, etc. No consent, authorization, order or approval, or filing or recording with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by Dayhill and the consummation by Dayhill of the transactions contemplated hereby.

                  (e) Financial Statements. Dayhill has previously furnished Acquisition with a true and complete copy of the unaudited balance sheet of Dayhill as of December 31, 1996 and the related unaudited statement of operations, shareholders' equity and cash flows including the notes thereto, and the unaudited balance sheet of Dayhill as of August 31, 1997 and the related unaudited statements of operations, shareholders' equity and cash flows for the seven months then ended (collectively the "Dayhill Financial Statements"). The Dayhill Financial Statements present fairly the financial position of Dayhill and the results of their operations and cash flows for the periods then ended.

                  Dayhill has no material liabilities, contingent or otherwise (including liabilities for taxes) other than (i) liabilities which will be shown or reflected in the unaudited financial statements referred to in Section 4(e) hereof, (ii) liabilities incurred in the ordinary course of business since August 31, 1997 and (iii) those liabilities described in Part E of the Schedule.

                  (f) Absence of Certain Changes or Events. Except as set forth in Part F of the Schedule, since August 31, 1997 there has not been any (i) material adverse change in the financial condition, properties, business or results of operations of Dayhill; (ii) any change in the authorized, issued or outstanding capital sock or material change in the funded debt of Dayhill on a consolidated basis, and other than changes due to payments in accordance with the terms of such debt; (ii) any declaration, setting aside or payment of any dividend on, or distribution in respect of, any shares of the capital stock of Dayhill or the acquisition or value by Dayhill of any shares of capital stock of Dayhill; or (iii) any grant by Dayhill of any warrant, option or right to acquire any Dayhill Shares or other securities whatsoever. Except as set forth in Part F of the Schedule, Dayhill is not currently in default on any installment or installments on indebtedness for borrowed money, or on any rental on any long-term lease.

                  (g) Governmental Authorization and Compliance with Laws. Dayhill is in compliance in all respects with all applicable material requirements of all governmental authorities (Federal, state, municipal or other) with respect to the business engaged in by it and is not in default in any material respect under any judgment, order, injunction, rule, ruling or regulation of any governmental commission, agency or instrumentality. There are noProducts manufactured, assembled or sold by Dayhill which would require any approval of the Food and Drug Administration ("FDA") or any other United States governmental body, whether Federal, state or local, prior to distribution of such Products, for which such approval has not been obtained. All Products sold by Dayhill in any jurisdiction meet the applicable legal requirements of such jurisdiction and all requisite governmental approvals have been duly obtained and are in full force and effect, and there is no basis known to Dayhill for the FDA or any other governmental body, including, but not limited to, recall procedures, pending or threatened against Dayhill relating to the safety or efficacy of any of the Products of Dayhill and, to the best knowledge of Dayhill there is no basis therefor. Dayhill has all material permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their business, a complete list of which are set forth in Part G of the Schedule.

         (h) Tax Matters.

         (A) The amounts shown as tax liabilities on the balance sheet of Dayhill as of August 31, 1997 included in the Dayhill Financial Statements will be sufficient for the payment of all federal, state, county, local and foreign Taxes (as hereinafter defined) of Dayhill, whether or not disputed, which were properly accruable at that date. There are no agreements by Dayhill for the extension of the time for the assessment of any Taxes. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority is now asserting, or to the knowledge of Dayhill threatening to assert, against Dayhill any claim for additional Taxes, nor to Dayhill's knowledge is the IRS or any other taxing authority auditing any tax return filed by Dayhill.

         (B) Dayhill has timely filed (and until the date of closing will timely file) all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes;

         (C) As of the time of filing, such Returns were (and, as to Returns not filed as of the date hereof, will be) true, complete and correct in all material respects;

         (D) Dayhill has timely paid or provided (and until the date of closing will timely pay or in good faith contest) all Taxes that are due and payable;

         (E) Dayhill has complied in all material respects will all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws;

         (F) Dayhill has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986 (the "Code") or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Dayhill.

         (G) No property used by Dayhill is property that Dayhill is or will be required to treat as being owned by another person pursuant to the provision of
Section 168(f)(8) of the Internal Revenue Code of 1954 as it existed prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code; and

         (H) Dayhill is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Dayhill, or for any other reason, nor does Dayhill have any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

         For purposes of this Agreement, "Taxes" shall mean all taxes (except those taxes arising from this transaction), charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any tax authority (domestic or foreign) upon Dayhill.

         (i) Title to Properties; Absence of Liens and Encumbrances, etc. Except for leased properties, Dayhill has good and marketable title to all of their tangible properties and assets, real, personal and mixed, used in their business, including without limitation those referred to in the balance sheet as of August 31, 1997 referred to in paragraph (e) of this Section 4 (other than properties or assets disposed of in the ordinary course of business since the date of such balance sheet), free and clear of all liens, charges, pledges, security interests or other encumbrances, except as reflected in the Dayhill Financial Statements or in Part I of the Schedule.

         (j) Contracts, etc. Part J of the Schedule contains a true and complete list of all of the following described contracts and leases:

                  (i) all sales contracts of Dayhill having a sales price of $5,000 or more or not to be performed within one year regardless of amount and all purchase orders having a purchase price of $2,500 or more;

                  (ii) all other contracts of Dayhill (other than sales contracts and purchase orders), leases, mortgages, indentures, promissory notes, deeds, loan or credit agreements, or similar instruments involving amounts in excess of $5,000 or more or not to be performed within one year regardless of amount;

                  (iii) all pension, profit-sharing or employee benefit plans, employment contracts, contracts with unions and other agreements relating to employees of Dayhill;

                  (iv) all Dayhill policies of insurance issued during the past five years;

                  (v) all deeds to real property owned by Dayhill;

                  (vi) all license, licensing arrangements and other contract providing in whole or in part for the use of, or limiting the use of, any intellectual property;

                  (vii) joint venture, partnership and similar contracts involving a sharing of profits or expenses; and

                  (viii) asset purchase agreements and other acquisition or divestiture agreements including but not limited to any agreement relating to the sale, lease or disposal of any assets (other than sale of inventory in the ordinary course of business).

         Except as set forth in Part J of the Schedule, Dayhill is not in default, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any of the above described contracts and leases, and all such contracts and leases are valid and binding.

         (k) Litigation. Except as set forth in Park K of the Schedule, there is no claim, action, suit or proceeding in or before any court or administrative or regulatory agency pending, or to the knowledge of Dayhill contemplated or threatened, against Dayhill or any of its properties.

         (l) Patents, Copyrights, Trademarks, etc. Dayhill has good and marketable title to all patents, patent applications, copyrights, trademarks and trade names, brand names, proprietary and other technical information, technology, inventions, discoveries, improvements, processes, know-how, formulae, drawings, specifications, production data, trade secrets and computer software and programs, and licenses thereof, which are necessary for the operation of their businesses as presently conducted and as proposed to be conducted, a true and complete list of which is included in Part L of the Schedule and there are no claims or proceedings threatened or pending against Dayhill asserting that Dayhill is infringing any such intellectual property rights of any other person.

         (m) Employee Benefit Plans. Other than those set forth in Part M of the Schedule, Dayhill does not maintain, administer or contribute to any bonus, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, hospitalization, medical, life insurance, disability, severance pay or other benefit plan arrangement or program, including, but not limited to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering any of Dayhill's employees (the "Plans").

         Dayhill has furnished Acquisition with (i) complete and accurate copies of all documents comprising or pertaining to each Plan, including each amendment and any trust agreement, insurance contract, or other arrangement for the funding of benefits under such Plan, (ii) copies of all determination letters or private rulings issued by the IRS with respect to each Plan and copies of all applications and requests filed with the IRS for such determination or rulings,
(iii) a copy of the three (3) most recent annual reports (Form 5500) for each Plan and (iv) a copy of the most recent summary plan description ("SPD"), and all summaries of material modifications to such SPD, for each Plan.

         Each Plan is, and at all times since its inception has been, in compliance in all material respects with all the provisions of ERISA applicable to such Plan, and with all other laws, rules and regulations applicable to such Plan.

         There is no pending, or to the best of the knowledge of Dayhill, threatened, legal action, proceedings or investigations against Dayhill, or any Plan, other than routine claims for benefits, which could result in liability being imposed upon any of the Plans or upon Dayhill with respect to any of the Plans and there is no basis for any such legal action or proceeding.

         Except as set forth in Part M of the Schedule, there are no agreements between Dayhill and any labor union and Dayhill is not, and has never been, a participating employer in any multi-employer plan, as such term is defined in
Section 3(37) of ERISA, or in any multiple employer plan described in Section 413(c) of the Code. To the extent that Dayhill is or has been a participating employer in any multi-employer plan (as so defined), Dayhill is not now, or would upon withdrawal therefrom become, liable for any withdrawal liability to or in respect of such multi-employer plan.

         The execution and delivery of this Agreement and consummation of the transaction contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any of the Plans, or from Dayhill with respect to any of the Plans, to any individual, or result in the vesting, acceleration or payment or increases in the amount of any benefit payable under any of the Plans to any individual.

         (n) Finder's Fee. No brokers or finders were employed by Dayhill in connection with any of the transactions contemplated by this Agreement.

         (o) Insider Interests. No officer or director of Dayhill has any agreement with Dayhill or any interest in any property, real, personal or mixed, tangible or intangible (including, without limitation, patents, patent application, trademarks, trade names or other intellectual property), used in or pertaining to the business of Dayhill except as a stockholder or employee and except as set forth in Part O of the Schedule.

         (p) Labor Controversies. Except as set forth in Part P of the Schedule, there are no controversies between Dayhill and any employees of Dayhill or any unresolved labor union grievances or unfair labor practices or labor arbitration proceedings pending or threatened relating to Dayhill and there are not any organizational efforts presently being made or threatened involving any of Dayhill's employees. Dayhill has not received notice of any claim that it has not complied with any laws relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety, or that it is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

         (q) Use of Real Property. The real properties leased by Dayhill are used and operated in compliance and conformity in all material respects with all applicable leases, contracts, commitments, licenses and permits. Dayhill has not received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the operations of Dayhill and to Dayhill's knowledge there is no such violation . All plants and other buildings which are leased by Dayhill conform in all material respects with all applicable ordinances, codes, regulations and requirements, and no law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties.

         (r) Accounts Receivable. The accounts receivable reflected on the unaudited balance sheet of Dayhill included in the Dayhill Financial Statements, and all accounts receivable of Dayhill arising since the date of such balance sheet arose from bona fide transactions in the ordinary course of business, and the materials or services involved have been provided to the account obligor, and, except as contemplated by the relevant contract, no further materials or services are required to be provided in order to complete the sales and to entitle Dayhill, or their assignees, to collect the accounts receivable in full. Except as set forth in Part R of the Schedule, no such account receivable has been assigned or pledged to any other person, firm or corporation, and no defense or setoff to any such account has been asserted by the obligor.

         (s) Inventories. Intentionally left blank.

         (t) Compliance with Environmental Laws. Except as set forth in Part T of the Schedule:

                  (i) Dayhill is in compliance with all environmental laws, regulations, permits and orders applicable to them, and with all laws, regulation, permits and orders governing or relating to asbestos removal or abatement.

                  (ii) Except for temporary storage on premises pending arrangement for removal, Dayhill has not transported, stored, treated or disposed of, nor has it allowed or arranged for any third parties to transport, store, treat or dispose of, hazardous substances or other waste to or at any location other than a site lawfully permitted to receive such hazardous substances or other waste for such purposes; and Dayhill has not performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations. Dayhill has not disposed, or allowed or arranged for any third parties to dispose, of hazardous substances or other waste upon property owned or leased by it.

                  (iii) To the best of Dayhill's knowledge, there has not occurred, nor is there presently occurring, a Release of any hazardous substance on, into or beneath a surface of any parcel of real property in which Dayhill has or has had an ownership interest or any leasehold interest. For purposes of this Section the term"Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping.

                  (iv) Dayhill has not transported or disposed of, nor have they allowed or arranged for any third parties to transport of dispose of, any hazardous substance or other waste to or at a site which, pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any similar state law,
         (A) has been placed on the National Priorities List or its state equivalent, or (B) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place the National Priorities List or its state equivalent. Dayhill has not received notice, or has knowledge, of any facts which could give rise to any notice that Dayhill is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation. Dayhill has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA. Dayhill has not received any written or oral request for information in connection with any federal or state environmental cleanup site or has undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any federal, state, or local governmental entity, or at the request of any other person or entity.

                  (v) There are no laws, regulation, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of Dayhill.

                  (vi) Part T of the Schedule identifies (A) all environmental audits, assessments or occupational health studies undertaken by Dayhill or its agents or by any governmental agencies with respect to the operations or properties of Dayhill; (B) the results of any groundwater, soil air or asbestos monitoring undertaken with respect to any real property owned or leased by Dayhill; (C) all written communications of Dayhill with environmental agencies; and (D) all citations issued with respect to Dayhill under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.).

         (u) Tools, Dies and Molds. Except as set forth in Part U of the Schedule, all tools, dies and molds and electronic chip designs used in connection with or required for the conduct of the business of Dayhill are owned free and clear of any liens, claims or other encumbrances. Part U of the Schedule sets forth the location of each such tool, die and mold which is not on the Premises occupied by Dayhill.

         (v) Representations and Warranties. All representations and warranties set forth herein and each certificate furnished or to be furnished to Medical Action or Acquisition pursuant hereto contains complete, accurate and true statements of all material facts stated therein.

         (w) Supplier's Raw Materials. Part W of the Schedule in connection with the Products sets forth (a) the name and addresses of all suppliers (including, without limitation, Dayhill and any facilities thereof) from which Dayhill ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $2,500 or more during the twelve month period ended August 31, 1997, and (b) the amount for which each such supplier invoiced Dayhill during such period. Dayhill has not received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise orother goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to Acquisition at any time after the date of closing on terms and conditions similar to those used in its current sales to Dayhill, subject to general and customary price increases.

         (x) Product Warranties. Except as set forth in Part X of the Schedule, and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to Products and (b) there are no pending or threatened claims with respect to the Products and (b) there are no pending or threatened claims with respect to any such warranty, and Dayhill has no liability with respect to such warrant, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

         (y) Liability for Transfer Taxes. Dayhill shall be responsible for the timely payment of, and shall indemnify and hold harmless Acquisition and Medical Action against, all sales (including, without limitation, bulk sales) use, value added, documentary, stamp gross receipts, convenience, excise, license and other similar taxes and fees (the "Transfer Taxes") arising out of or in connection with or attributable to the transactions affected pursuant to this Agreement. Dayhill shall prepare and timely file all tax returns required to be filed in respect of the Transfer Taxes.

         (z) Territorial Restrictions. Dayhill is not restricted by any written agreement or understanding with any other party from carrying on their business anywhere in the world. Acquisition, solely as a result of its purchase of the Assets from Dayhill pursuant hereto and the assumption of certain liabilities, will not thereby become restricted in carrying on any business anywhere in the world.

         (aa) Customers. Part AA of the Schedule sets forth (a) the names and addresses of all customers of Dayhill that ordered goods and services from Dayhill with an aggregate value for each such customer of $2,500 or more during the twelve month period ended August 31, 1997, and (b) the amount for which each such customer was invoiced during such period. Dayhill has not received any notice or has any reason to believe that any significant customer of Dayhill (i) has ceased, or will cease, to use the Products, (ii) has substantially reduced or will substantially reduce the use of the Products, or (iii) has sought, or is seeking to, reduce the price it will pay for the Products, including in each case after the consummation of the transactions contemplated hereby.

         5. Each of Acquisition and Medical Action jointly and severally represents and warrants to, and agrees with, Dayhill as follows:

                  (a) Organization of Acquisition and Medical Action. Acquisition and Medical Action are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation.

                  (b) Authority of Acquisition and Medical Action. Acquisition and Medical Action have the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and the sole stockholder of Acquisition and by the Board of Directors of Medical Action; and (i) no other corporate acts or proceedings on the part of Acquisition or Medical Action are necessary to authorize this Agreement or the consummation of the transaction contemplated hereby, and (ii) this Agreement constitutes the valid and legally binding obligation of Acquisition and Medical Action enforceable against Acquisition and Medical Action in accordance with its terms. This execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate or constitute a default under any provision of the

Certificate of Incorporation or By-Laws of Acquisition or Medical Action or any provision of (or result in the acceleration of any obligation under) any mortgage, note, lien, lease, agreement, instrument, arbitration award, judgment or decree to which either of Acquisition or Medical Action is a party or by which they are bound or to which any of their property is subject, or any laws of the United States or any state or jurisdiction in which Acquisition or Medical Action conducts business.

                  (c) Consents, etc. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by Acquisition and Medical Action and the consummation by Acquisition and Medical Action and the consummation by Acquisition and Medical Action of the transactions contemplated hereby.

                  (d) Finder's Fee. No brokers or finders were employed by Acquisition or Medical Action in connection with any of the transactions contemplated by this Agreement.

                  (e) The closing shall take place at Dayhill Corporation, 1938
E. Pomona Street, Santa Ana, California 92705 on October 30, 1997 at 10:00 a.m. At the time of the closing, upon delivery by Acquisition on the consideration as described in paragraph 3(a) hereof, Dayhill shall execute and deliver to Acquisition a Bill of Sale and such other instruments as may be necessary to transfer to Acquisition all of the Assets. Dayhill shall also deliver possession of the Premises. The Bill of Sale and other instruments will contain the usual warranties and affidavits of title and will effectively transfer to Acquisition full title to the Assets, free and clear of all liens, security interests and encumbrances (except to the extent set forth in Exhibit "C"). The time and date of such closing is herein called the "closing" or "closing date".

         6. Dayhill covenants and agrees with Acquisition as follows:

                  (a) Fitness of Machinery and Equipment. All machinery and equipment owned or leased and presently used by Dayhill is fit for the purposes for which it is used and is in good operating condition, ordinary wear and tear excepted. The use and operation of all such machinery and equipment conform to all applicable ordinances and regulations and other laws.

                  (b) Certification of Stockholder Vote. Prior to the closing, Dayhill shall deliver to Acquisition a certificate of its secretary setting forth the unanimous approval by Dayhill stockholders of (i) the adoption of this Agreement and (ii) the transactions contemplated hereby.

                  (c) Bulk Sale Notice. Dayhill shall prepare, deliver and file in accordance with Section 6105 of the California Uniform Commercial Code a "Notice of Bulk Sale" to all of Dayhill's creditors indicating its intention to transfer substantially all of its assets to Acquisition, substantially in the form of Exhibit "D" annexed hereto.

         7. Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

                  (a) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority and no proceeding with respect to the application of any such applicable law to such effect shall be pending.

                  (b) Asset Acquisition Statement. Medical Action and Dayhill shall, within sixty (60) days of Closing, complete and execute Form 8594, Asset Acquisition Statement, under Section 1060 of the Internal Revenue Code, and deliver a copy of such form to the other party. In addition, each party will file such form in its tax returns for all periods which include the Closing Date.

         8. Conditions to Obligations of Acquisition and Medical Action. The obligations of acquisition and Medical Action to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Acquisition and Medical Action) on or prior to the date of closing of the following conditions, which Dayhill agrees to use reasonable good faith efforts to cause to be fulfilled.

                  (a) Representation, Performance. The representations and warranties of Dayhill contained in this Agreement (a) shall be true and correct in all material respects on and as of the date hereof, and (b) shall be repeated and shall be true and correct in all material respects on and as of the date of closing with the same effect as though made on and as of the date of closing. Dayhill shall have duly performed and complied in all material respects with all agreements and conditions required to be performed or complied with by it prior to or on the date of closing and signed by its duly authorized officers, to the foregoing effect.

                  (b) Consents. Dayhill shall obtain such governmental permits, orders or consents, if any, as may be required in connection with the transactions contemplated by this Agreement, including but not limited to the consent of the lessor of the Premises to the assignment of such lease to Acquisition. Acquisition shall also have received an estoppel certificate addressed to Acquisition from the lessor, dated as of the date of closing, identifying the lease documents and any amendments thereto, stating that the lease is in full force and effect and, to the best knowledge of the lessor, that Dayhill is not in default under the lease and no event has occurred that, with notice or lapse of time or both, would constitute a default by Dayhill under the lease and containing any other information reasonably requested by Acquisition.

                  (c) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred since August 31, 1997 that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect to the business of Dayhill.

                  (d) Related Agreements. Concurrently with the Closing of this Agreement, the respective parties have entered into each of the following agreements:

                           (i) An Employment Agreement in the form attached
                  hereto as Exhibit "E", pursuant to which Medical Action will employ Ann Nelson for a three (3) year period commencing on the date of closing;

                           (ii) A Non-Competition Agreement in the form attached
                  hereto as Exhibit "F", pursuant to which Ann Nelson agrees not to directly or indirectly engage in any business competitive with the assets acquired hereunder for a period of five (5) years;

                           (iii) A Consulting Agreement in the form attached
                  hereto as Exhibit "G", pursuant to which Paul Bogner will advise Medical Action on certain matters pertaining to the business acquired hereunder for a five (5) year period.

                           (iv) An Escrow Agreement in the form attached hereto
                  as Exhibit "H", pursuant to which a warrant for the purchase of 35,000 shares of Medical Action common stock shall be released to Ann Nelson on achieving certain financial results.

                  (e) Opinion of Counsel. Acquisition shall have received an opinion dated the Closing from Craig P. Kennedy, Esq., counsel for Dayhill, that:

                           (i) Dayhill is a corporation duly and validly
                  organized, legally existing and in good standing under the laws of the jurisdiction of its incorporation with corporate power and authority to own its properties and to conduct its business as then being conducted;

                           (ii) Dayhill is not required to be qualified to do
                  business as a foreign corporation in any jurisdiction where they are not so qualified and where failure to so qualify will have a material adverse effect on the financial condition or operations thereof;

                           (iii) The authorized, issued and outstanding capital
                  stock of Dayhill is as stated in such opinion, the outstanding shares have been duly and validly authorized and issued and are fully paid and nonassessable; and there are no preemptive or similar rights on the part of the holders of any class of securities of Dayhill;

                           (iv) Dayhill has full corporate power to carry out
                  the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by Dayhill; all necessary corporate action has been taken by Dayhill and its Board of Directors and stockholders to authorize Dayhill to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and this Agreement is a valid and legally binding obligation of Dayhill, enforceable against Dayhill in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity;

                           (v) The execution, delivery and performance by
                  Dayhill of this Agreement and the consummation of the transaction contemplated by this Agreement will not constitute a violation of any provision of the Certificate of Incorporation or By-Laws of Dayhill or, giving effect to any consents which may have been obtained, of any material agreement, instrument or other document known to such counsel after reasonable investigation, to or by which Dayhill is a party or is bound, or any judgment, decree or order known to such counsel after reasonable investigation, of any court or other governmental authority which is binding on Dayhill or any of its property;

                           (vi) To the best knowledge and information of such
                  counsel, there is no material litigation or governmental proceeding pending or threatened against Dayhill which has not been disclosed in this Agreement;

                           (vii) No consent or approval by any governmental
                  authority which has not been obtained is required in connection with the consummation by Dayhill of the transactions contemplated by this Agreement.

                  (f) Corporate Proceedings. All corporate proceedings of Dayhill in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incidental thereto, shall be reasonable satisfactory in substance and form to Acquisition and its counsel, and Acquisition and its counsel shall have received all such documents and instruments, or copies thereof (certified, if requested), as may be reasonable requested.

         9. Conditions to Obligations of Dayhill. The obligations of Dayhill to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Dayhill), on or prior to the Closing Date, of the following additional conditions, which Acquisition and Medical Action agree to use reasonable good faith efforts to cause to be fulfilled.

                  (a) Representation, Performance. The representations and warranties of Acquisition and Medical Action contained in this Agreement shall be true and correct inall material respects on and as of the date hereof, and
(b) shall be repeated and shall be true and correct in all material respects on and as of the date of closing with the same effect as though made on and as of the date of closing. Acquisition and Medical Action shall have duly performed and complied in all material respects with all agreements and conditions required by its respective agreement to be performed or complied with by them prior to or on the date of closing. Acquisition and Medical Action shall have delivered to Dayhill a certificate, dated the date of closing and signed by its duly authorized officers, to the foregoing effect.

                  (b) Permits, Orders and Consents Medical Action and Acquisition shall, in connection herewith, comply with all applicable securities laws and will obtain such governmental permits, orders or consents, if any, as may be required in connection with the transactions contemplated by this Agreement.

                  (c) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred since July 31, 1997 that, individually or in the aggregate, has constituted or resulted in, or could reasonable be expected to constitute or result in, a material adverse effect.

                  (d) Related Agreements. Medical Action shall have entered into the Related Agreements with Ann Nelson and PB Consulting, Inc.

                  (e) Legal Opinion. Dayhill shall have received an opinion dated the Closing Date from Richard G. Satin, Esq., General Counsel of Medical Action and Acquisition, that:

                           (i) Each of Medical Action and Acquisition is a
                  corporation validly organized, legally existing and in good standing under the laws of its respective jurisdiction of incorporation with full corporate power and authority to own their properties and to conduct their businesses as they are then being conducted;

                           (ii) The authorized, issued and outstanding capital
                  stock of Acquisition is as stated in such opinion; the outstanding shares of capital stock of Acquisition are owned of record and beneficially by Medical Action;

                           (iii) Each of Medical Action and Acquisition has full
                  corporate power to carry out the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by each of Medical Action and Acquisition and all necessary corporate action has been taken by each of Medical Action and Acquisition, their Board of Directors and shareholders in order to consummate the transactions contemplated by this Agreement, to execute and deliver this Agreement and to make this Agreement the valid and legally binding obligation of each of Medical Action and Acquisition enforceable against Medical Action and Acquisition in accordance with the terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting creditors' rights generally or by general principles of equity;

                           (iv) The execution, delivery and performance of this
                  Agreement by Medical Action and Acquisition and the consummation of the transactions contemplated by this Agreement will not constitute a violation of any provision of the certificate of Incorporation of Medical Action or Acquisition or either of their By-Laws or, to the best of such counsel's knowledge, under any agreement or other document to or by which Medical Action or Acquisition is a party or is bound or any judgment, decree, or order of any court or other governmental authority which is binding on Medical Action and Acquisition or any of their properties; and

                           (v) No consent or approval by any governmental
                  authority which has not been obtained is required in connection with the consummation by Medical Action and Acquisition of the transaction contemplated by this Agreement.

                  (f) Corporate Proceedings. All corporate proceedings of Acquisition and Medical Action in connection with this Agreement and the Related Agreements and the transactions contemplated hereby, and all documents and instruments incidental thereto, shall be reasonable satisfactory in substance and form to Dayhill and its counsel, and Dayhill and its counsel shall have received all such documents and instruments, or copies thereof (certified, if requested), as may be reasonably requested.

         10. Reliance by Counsel. In rendering any opinion referred to herein, counsel may rely, as to any factual matters involved in their opinion, on certificates of public officials and of corporate officers, opinions of corporate general counsel, and such other evidence as such counsel may reasonable deem appropriate and, as to matters governed by DGCL or the laws of jurisdictions other than the United States or the State of New York, an opinion of local counsel in such jurisdictions, which counsel shall be satisfactory to the other parties in the exercise of their reasonable judgment.

         11. Notices. Any notice to a party hereto pursuant to this Agreement shall be in writing, shall be deemed given when received, and shall be delivered personally or sent by certified or registered mail or be telecopier addressed as follows;

                  To Acquisition:

                  Medical Action Industries Inc.
                  150 Motor Parkway
                  Hauppauge, New York 11788
                  Att: Paul D. Meringola, President
                  Telecopier No.: 516-231-3075

                  with a copy to:

                  Richard G. Satin, Esq.
                  150 Motor Parkway
                  Hauppauge, New York 11788
                  Telecopier No.: 516-231-3075

                  To Dayhill:

                  Dayhill Corporation
                  1938 E. Pomona Street
                  Santa Ana, California 92706
                  Telecopier No.: 714-258-8232
                  with a copy to:

                  John Scheifly, Esq.
                  9441 Friendly Woods Lane
                  Whittier, California 90605
                  Telecopier No.: (562) 696-4049

         12. Entire Agreement; Law Governing This Agreement together with all other agreements contemplated hereby (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument, and (c) except as otherwise stated in any other agreement, shall be governed in all respects, including validity, interpretation and effect, by the internal substantive laws if the State of Delaware.

         13. Publicity and Disclosures. No press releases or public disclosures of the transactions contemplated by this Agreement, either oral or written, shall be made without theprior written consent of all the parties hereto, provided, however, that no such consent shall be required if (a) in the opinion of counsel for the party proposing to make such press release or public disclosure, such press release and/or public disclosure is required by applicable law, rules or regulations or by stock exchange requirement, and (b) time does not permit the obtaining of approval by the other parties.

         14. Survival of Representations and Warranties. The representations, warranties and covenants of Dayhill, Acquisition and Medical Action contained in this Agreement, or in any instrument delivered by each of them hereunder, shall survive the closing.

         15. Headings. The headings and captions of the sections and subsections of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        DAYHILL CORPORATION


                                        By:  /s/ Ann Nelson
                                             -------------------------------
                                             Ann Nelson, President


                                        /s/ Paul Bogner
                                        ------------------------------------
                                        Paul Bogner

                                        MEDICAL ACTION INDUSTRIES INC.


                                        By:  /s/ Paul D. Meringola
                                             -------------------------------
                                             Paul D. Meringola, President

                                        DAYHILL ACQUISITION CORP.


                                        By:  /s/ Paul D. Meringola
                                             -------------------------------
                                             Paul D. Meringola, President